Exhibit 18
May 9, 2006
Board of Directors
Wellman, Inc.
1041 521 Corporate Center Drive
Fort Mill, South Carolina 29715

Dear Sirs:
Note 2 of Notes to the condensed consolidated financial statements of Wellman, Inc. included in its Form 10-Q for the three-month period ended March 31, 2006 describes a change in the method of accounting for recognizing net actuarial gains or losses relating to defined benefit plans from the corridor method (domestic and Dutch plans) and a five-year straight-line method (Irish plans) to recognizing the net actuarial gains or losses in earnings in the year they are incurred. There are no authoritative criteria for determining a ‘preferable’ method of recognizing actuarial gains and losses on defined benefit plan obligations and assets based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) of any financial statements of the Company as of any date or for any period subsequent to December 31, 2005, and therefore we do not express any opinion on any financial statements of Wellman, Inc. subsequent to that date.

Very truly yours,
/s/ Ernst & Young LLP